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                                                                    EXHIBIT 10.4

                                                     Norwest Bank Colorado, N.A.
NORWEST BANKS                                        Denver
                                                     1740 Broadway
                                                     Denver, Colorado 80274
                                                     303/861-8811


June 1, 1997


Ms. Jean Burr
Senior Vice President and Cashier
MegaBank of Arapahoe
P.O. Box 3318
Englewood, CO  80155

Dear Jean:

Subject: Federal Funds

This is to inform you that Norwest Bank Colorado, National Association ("Norwest") has granted, on an unsecured basis, a Federal Funds line in the amount of $500,000, for MegaBank of Arapahoe ("Bank"). Unless earlier terminated by Norwest, this line will remain in effect until June 1, 1998.

The terms and conditions under which an unsecured Federal Funds line is being approved by Norwest are as follows:

1.       Purchase authorizations are reviewed annually;

2. Availability under the Federal Funds line is dependent upon the supply and demand for these funds. This availability is determined solely by Norwest;

3. All Federal Funds loans must be repaid in Federal Funds, or renewed, the next business day following the day the loan is made. All renewals will be at Norwest's sole discretion and will be effective until the next business day following the day the loan is renewed;

4. Norwest considers Federal Funds to be a temporary source of liquidity. Therefore, purchases of more than fifteen (15) consecutive business days is considered to be excessive;

5. Over a period of time, Norwest would like to purchase Federal Funds from Bank at least as often as Norwest sells Federal Funds to Bank.



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Ms. Jean Burr
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June 1, 1997





6. The daily rate of interest on any Federal Funds loan will be agreed upon at the time the loan is requested or renewed. Interest will be payable daily and will be paid by debit to Bank's account with Norwest, or by any other method upon which Norwest and Bank agree;

7. The sale of Federal Funds to Bank will be subject to periodic review for continued satisfactory financial condition. To that end, please provide Norwest with copies of Bank's Call Reports on at least an annual basis and at any other time requested by Norwest;

8. Purchase of Federal Funds from Norwest will be only as a principal, and not as an agent for any other person or entity;

9. Norwest reserves the right to terminate this Federal Funds line at any time and for any reason sufficient to Norwest;

10. Bank's obligation to repay Federal Funds loans will be evidenced by Bank's execution and delivery to Norwest of this letter agreement;

11. Bank represents it is duly organized, validly existing and in good standing under the laws of Bank's State;

12. Bank agrees to notify Norwest, in writing, of any key management or ownership changes and any other Federal Funds lines provided to Bank;

13. Bank agrees to provide Norwest with any other information reasonably requested by Norwest;

14. Should Bank fail to comply with any term or condition of this letter agreement, Norwest may refuse to make any Federal Funds loan which Norwest previously agreed in Norwest's discretion to make pursuant to this letter agreement, and, in connection therewith, Norwest may reverse any entries made to Bank's account with Norwest or to any other account. In addition, Norwest may exercise any right available to Norwest by law or by other agreement between us. All such rights and remedies shall be cumulative.




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Ms. Jean Burr
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June 1, 1997


In order to evidence MegaBank of Arapahoe's agreement with the terms and conditions stated above, please have the appropriate party (parties) sign in the Agreement section on the next page and return the original of this letter to me. The enclosed copy of this letter is for your files. Also, enclosed is a blank Certified Copy of Corporate Resolution Authorizing Borrowing which we ask that you complete if signers have changed since 1996. In the event no changes have occurred, the Resolution we currently have on file is sufficient.

If you have questions on any of the above, please do not hesitate to give me a call.

Sincerely,



/s/ Claudia M. King
-------------------
Claudia M. King
Vice President

/ja

Enclosures



                                   AGREEMENT

I/We have read the above terms and conditions under which Norwest Bank Colorado, National Association is granting an unsecured Federal Funds line to MegaBank of Arapahoe and understand and agree to same.

MEGABANK OF ARAPAHOE:

By: /s/ Jean Burr                                     Date: 09/24/97
    --------------------                                    --------
Title: SENIOR VP/CASHIER
       -----------------

By: /s/ Larry Olsen                                   Date: 09/24/97
    --------------------                                    --------
Title: PRESIDENT
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